FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

March 6, 2012

Mr. Thomas Pear
Chief Executive Officer
Conversion Services International, Inc.
100 Eagle Rock Avenue
East Hanover, NJ 07936

Dr. Mr. Pear,

This is to confirm that the client-auditor relationship between Conversion Services International, Inc. (Commission File Number 001-32623) and Friedman LLP has ceased. We have read item 4.01 of the Company's Report on Form 8-K dated February 27, 2012 and agree with the statements made therein. We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K.

Sincerely,

Friedman LLP

Friedman LLP

Cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549